SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


               Date of Report:  November 26, 1996
                (Date of earliest event reported)


                  D E E R E   &   C O M P A N Y
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-4121
                    (Commission File Number)

                           36-2382580
                (IRS Employer Identification No.)

                         John Deere Road
                     Moline, Illinois  61265
      (Address of principal executive offices and zip code)

                          (309)765-8000
      (Registrant's telephone number, including area code)

             _______________________________________
 (Former name or former address, if changed since last report.)


                       Page 1 of 10 pages.
               The Exhibit Index appears at Page 4


Item 7.Financial Statements, Pro Forma Financial Information  and
       Exhibits.

(c)    Exhibits

      (99)  Press release and additional information.


Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            DEERE & COMPANY



                            By    /s/ Frank S. Cottrell
                                Frank S. Cottrell, Secretary


Dated:  November 26, 1996


                          EXHIBIT INDEX


                                                     Sequential
Number and Description of Exhibit                    Page Number


(99) Press release and additional information           Pg. 5



                                                       EXHIBIT 99

                                   Contact:  Robert J. Combs
                                             Deere & Company
                                             309/765-5014


DEERE & COMPANY FOURTH QUARTER EARNINGS


For Immediate Release (November 26, 1996)

     Moline, Illinois -- Deere & Company today reported record fourth quarter worldwide net income of $173.9 million or $.68 per share for the quarter ended October 31, an increase of 15 percent compared with 1995 fourth quarter net income of $150.6 million or $.57 per share. Net income for the fiscal year increased 16 percent to $817.3 million or $3.14 per share compared with $706.1 million or $2.71 per share last year. Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "Both the fourth quarter and the full year results represent new company earnings records. The company's operating margins remain strong as our focus on continuous improvement and growth is having a positive impact throughout our businesses."
     Worldwide net sales and revenues increased seven percent to $2.919 billion in the fourth quarter and nine percent to $11.229 billion for the year compared with $2.719 billion and $10.291 billion, respectively, last year. Net sales to dealers of agricultural, industrial, and commercial and consumer equipment were $2.488 billion in the fourth quarter and $9.640 billion this year compared with $2.342 billion and $8.830 billion, respectively, last year. Export sales from the United States continued to grow, totaling $1.584 billion for 1996 compared with $1.314 billion last year, an increase of over 20 percent. Overseas sales for the year remained very strong, rising by 26 percent compared with a year ago and exceeding $2.5 billion for the first time in the company's history. Overall, the company's worldwide physical volume of sales increased four percent for the quarter and seven percent for the year compared with a year ago, reflecting the increased worldwide demand for the company's products.
     The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had record net income of $123.4 million in the fourth quarter and $610.0 million for the full year in 1996 compared with $106.3 million and $529.0 million, respectively, last year. Earnings for the year were at record levels despite the negative impact of a fourth quarter $15 million after-tax write-off associated with the integration and consolidation of our various Mexican operations.
     Worldwide agricultural equipment operating profits in 1996 were $202 million for the quarter and $821 million for the year compared with $135 million and $643 million, respectively, last year. The gains were primarily due to higher production and sales levels coupled with lower sales incentive costs. Industrial equipment operating profits totaled $34 million in the quarter and  $186  million for the entire year compared with $36  million and $198 million, respectively, last year. The lower operating profits in both the quarter and year resulted mainly from increased development expenses associated with improving the fuel efficiency and emissions performance of new engines. Worldwide commercial and consumer equipment operating profits were $1 million for the quarter and $118 million for the full year compared with $35 million and $165 million, respectively, last year. Operating income decreased in both the quarter and full year due primarily to lower sales volume and increased promotional and growth expenditures associated with the division's new market initiatives. Overseas results, prior to the Mexican write-off, reflected operating income totaling $8 million for the quarter and $273 million for the full year compared with $4 million and $167 million, respectively, last year. These improvements were driven by higher volumes of production and sales, continued cost improvements and operating efficiencies.
     Net income of the financial services subsidiaries was $47.6 million for the quarter and $196.8 million for the entire year compared with $41.0 million and $166.6 million, respectively, last year. The credit operation's fourth quarter and annual net income was $36.9 million and $146.6 million, respectively, compared with $28.8 million and $120.9 million for the same periods last year. The increase in income resulted primarily from a larger average portfolio financed and increased income from the securitization and sale of retail notes. Net income of the insurance operations was $6.4 million for the quarter and $32.7 million for the year compared with $8.3 million and $29.4 million, respectively, last year. Fourth quarter results were impacted by unfavorable claims experience and lower investment income. Annual results continued to reflect an overall improvement in underwriting results, offset by lower investment income. Health care operations' net income increased to $4.3 million for the quarter and $17.5 million for the year, despite higher expenditures on growth initiatives, compared with $3.9 million and $16.3 million, respectively, last year.
     The company's asset control efforts continued to generate improved results in 1996, with the equipment operations' ratio of year-end assets to net sales decreasing from 76 percent in 1995 to 71 percent in 1996. The ratio of year-end dealer receivables to net sales also improved from 37 percent of net sales last year to 33 percent in 1996.

Market Conditions and Outlook

     "Worldwide demand for John Deere agricultural equipment remains very strong," Becherer said. "Favorable weather conditions in the major producing areas in North America, combined with the removal of all annual acreage reduction programs in the United States, resulted in significant increases in production of wheat, corn and soybeans in 1996. However, despite recent price declines, grain prices remain at reasonably good overall levels.
     "Improving worldwide dietary trends and rapid income growth in most of Asia and Latin America continue to stimulate strong demand for farm commodities, resulting in the need for high levels of future plantings," Becherer said. "Additionally, many United States farmers signed seven-year production flexibility contracts that establish direct government payments until the year 2002. The payments are not dependent on commodity price levels. During 1996, this program permits estimated payments to farmers of nearly $9 billion. As a result of these factors and the USDA's projections for continued relatively tight supplies of grains and oilseeds during next year, farmers' confidence has remained at high levels, promoting strong North American demand for agricultural equipment. Additionally, overseas agricultural equipment sales, which were very strong during 1996, are also expected to continue to increase in 1997 due principally to the impact of sales to republics of the former Soviet Union, including countries such as Ukraine and Kazakhstan.
     "Industrial equipment markets also remained strong in 1996," Becherer said. "Housing demand continued at strong levels in 1996, reflecting generally favorable mortgage interest rates, and demand is expected to remain at approximately the same levels in 1997. Strong housing demand coupled with general expectations for moderate economic growth in the domestic economy should promote continued good industrial equipment demand for next year.
     "Commercial and consumer equipment industry sales were negatively affected this year by a cold, wet spring followed by a cool and dry summer, resulting in retail sales approximately equal to 1995 levels," Becherer said. "However, the first 'Sabre by John Deere' products were introduced during 1996, opening a new market segment to the company. Retail sales volumes in 1997 are currently expected to increase moderately over 1996 levels, assuming more normal weather patterns, growth of the Sabre brand and a continuing strong economy.
     "The company's financial services operations, which experienced growth in most markets served in 1996, also are expected to continue their profitable growth next year, partially offset by the credit operations' planned lower gains on note sales and higher expenditures for key growth initiatives," Becherer said.
     "In response to these market conditions, the company's worldwide physical volume of sales to dealers on a comparable basis is projected to increase by approximately five percent in 1997 compared with 1996," Becherer said. "First quarter physical volumes are also projected to be six percent higher than the comparable levels in the first quarter of 1996.
     "Overall, the outlook for our businesses is positive," Becherer said. "We are continuing to invest in new growth initiatives throughout the world which should promote the sale of new as well as existing products in new markets such as China, the republics of the former Soviet Union and India. Our excellent worldwide dealer organization continues to successfully provide a strong and critically important linkage to our customers, assisting us in meeting their ever increasing expectations and reinforcing our commitment to their satisfaction. The company's operating margins have also benefited from our growth and continuous improvement initiatives. Based on these factors, coupled with the continued favorable market outlook for our businesses, we expect another strong operating performance next year."

John Deere Capital Corporation

     The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
     John Deere Capital Corporation's net income was $31.6 million in the fourth quarter of 1996 and $134.1 million for the entire year compared with $27.1 million and $114.1 million, respectively, last year. Net income for the quarter and year were favorably affected by a larger portfolio financed and increased income from the securitization and sale of retail notes. The average balance of credit receivables and leases financed was 16 percent higher in the fourth quarter and 20 percent higher for the year compared with a year ago.
     Credit receivable and lease acquisition volumes increased nine percent during the fourth quarter and 18 percent for the year compared with last year. Volumes of John Deere notes were six percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Volumes of retail notes, revolving charge accounts, leases and wholesale receivables all increased in 1996 compared with last year. Annual 1996 retail note volumes totaled $2.981 billion, a four percent increase over 1995.
     Net receivables and leases financed by John Deere Capital Corporation were $5.536 billion at October 31, 1996 compared with $4.838 billion one year ago. The increase resulted from credit acquisitions exceeding collections during 1996, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $6.724 billion at October 31, 1996 compared with $6.021 billion at October 31, 1995.

Safe Harbor Statement

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under the "Market Conditions and Outlook" heading that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, industrial and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is contained in the company's filings with the Securities and Exchange Commission.

                              # # #
         The attached data accompany this press release.


              Fourth Quarter and 1996 Press Release

Net sales and revenues:
(millions of dollars)
                         Three Months Ended   Twelve Months Ended
                             October 31           October 31
                                       %                     %
                        1996   1995  Change  1996    1995  Change
Net sales:
  Agricultural
    equipment           1,660  1,456  +14    6,097   5,277  +16
  Industrial equipment    465    463         1,919   1,875  + 2
  Commercial and
    consumer equipment    363    423  -14    1,624   1,678  - 3
      Total net sales   2,488  2,342  + 6    9,640   8,830  + 9
Financial Services
  revenues                387    335  +16    1,446   1,335  + 8
Other revenues             44     42  + 5      143     126  +13
    Total net sales
      and revenues      2,919  2,719  + 7   11,229  10,291  + 9

United States and Canada:
  Equipment net sales   1,836  1,780  + 3    6,886   6,648  + 4
  Financial Services
    revenues              387    335  +16    1,446   1,335  + 8
      Total             2,223  2,115  + 5    8,332   7,983  + 4

Overseas net sales        652    562  +16    2,754   2,182  +26
Other revenues             44     42  + 5      143     126  +13
    Total net sales
      and revenues      2,919  2,719  + 7   11,229  10,291  + 9

Operating profit*:
  Agricultural equipment  202    135  +50      821     643  +28
  Industrial equipment     34     36  - 6      186     198  - 6
  Commercial and consumer
    equipment               1     35  -97      118     165  -28
  Financial Services       74     63  +17      303     261  +16
    Total operating
      profit              311    269  +16    1,428   1,267  +13
Interest and corporate
  expenses - net          (23)   (38) -39     (131)   (163) -20
Income taxes             (114)   (80) +43     (480)   (398) +21
    Net income            174    151  +15      817     706  +16

Selected balance sheet data:
(millions of dollars)
                                     October 31     October 31
                                        1996           1995
Equipment Operations:
  Dealer accounts and notes
    receivable - net                    3,153          3,260
  Inventories                             829            721
Financial Services:
  Credit receivables and leases
    financed - net                      6,086          5,366
  Credit receivables and leases
    administered - net                  7,487          6,666
  Insurance companies' assets           1,068          1,127
  Health care companies' assets           236            237
Average shares outstanding        260,547,221    260,494,446

* Operating profit is defined as income before interest expense, foreign exchange gains and losses, income taxes and certain corporate expenses, except for the operating profit of Financial Services which includes the effect of interest expense.


                             - End -